Exhibit 99

| NEWS

From Fiesta to F-Series, Consumers See Growing Value in Ford’s Fuel-Efficient Lineup; U.S. March Sales Up 19 Percent

●	Ford’s March sales totaled 212,777, up 19 percent versus a year ago

●	Fiesta sets U.S. record as monthly sales reach 9,787, up 56 percent versus February

●	Fusion and Escape also set monthly sales records, up 21 percent and 25 percent, respectively, versus a year ago

●	Explorer sales up 111 percent year over year

●	F-Series sales up 25 percent; new V6 engines account for 37 percent of 2011 F-150 retail sales

DEARBORN, Mich., April 1, 2011 – Consumer demand for Ford’s fuel-efficient vehicles continues to grow as March sales increased 19 percent versus a year ago. Year-to-date, Ford sales totaled 496,720, up 16 percent.

“With gasoline prices eclipsing $3.50 a gallon, consumers are placing a high priority on fuel efficiency in every size and kind of vehicle,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Customers are rewarding Ford for our investment in new products as well as more efficient engines and transmissions, which save them money at the pump whether they drive Fiestas or F-Series trucks.”

Ford offers 12 vehicles that lead their sales segments in fuel economy, including four vehicles with EPA certified 40 mpg or higher fuel economy ratings – a claim no other full-line automaker can match.

Cars
Ford’s new Fiesta set a record in March as monthly sales reached 9,787, up 56 percent from February. Fiesta’s retail share of its segment has increased every month since it was introduced last summer, and Los Angeles continues to be the No. 1 sales region for Fiesta.

Fusion also set a new record with sales of 27,566, up 21 percent versus a year ago.

The Ford Mustang (up 47 percent) and Lincoln MKZ (up 28 percent) also posted higher sales than a year ago. Sales of the MKZ Hybrid reached a record 615, accounting for 20 percent of MKZ retail sales.

Total Focus sales were lower than a year ago (down 12 percent) as the all-new model is just starting to arrive at Ford dealers, but the nameplate’s retail sales were up 16 percent.

Utilities
Sales of Ford’s utility vehicles were paced by the all-new Ford Explorer, which had its best sales month since June 2007. Explorer sales totaled 12,482, up 111 percent, making the new Explorer Ford’s fastest-turning vehicle in the showroom for a third straight month.

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Explorer’s class-leading EPA estimated highway fuel economy of 25 mpg is attracting owners of other makes. Its current conquest rate is 43 percent.

The Escape set a new March sales record – and its second best month overall – with sales of 23,975, up 25 percent versus a year ago. Sales of the new Ford Edge (up 21 percent) and Lincoln MKX (up 12 percent) also were higher as were sales of the Ford Expedition (up 40 percent) and Lincoln Navigator (up 10 percent).

Trucks
Strong sales to commercial fleet customers as well as higher sales to retail customers powered Ford truck sales growth in March. Sales of Ford’s F-Series truck totaled 53,272, up 25 percent versus a year ago.

In January, Ford launched the 2011 F-150 with four all-new powertrains including two V6s – a 3.7-liter and a 3.5-liter EcoBoost. In March, V6-equipped F150s accounted for 37 percent of all 2011 F-150 retail sales.

“The No. 1 unmet need for full-size pickup truck owners has been fuel economy,” said Doug Scott, Truck Group marketing manager. “The good news is the 2011 Ford F-150 has best-in-class fuel economy, best-in-class capability and power, plus more powertrain choices to suit customers’ different needs.”

Ford’s commercial vehicles also posted strong year-to-year increases. Econoline sales totaled 11,827 (up 13 percent) and Transit Connect sales were 2,690 (up 47 percent).

Sales Summary
In March, total sales were 212,777, up 19 percent. Retail sales were up 14 percent and fleet sales were up 29 percent (commercial was up 50 percent, government was up 33 percent and daily rental was up 13 percent).

In the first quarter, total sales were 496,720, up 16 percent. Retail sales were up 20 percent and fleet sales were up 8 percent (commercial was up 34 percent, government was up 11 percent, and daily rental was down 8 percent).

Two independent market research studies cited the growing strength of the Ford brand in March. Ford was named the most considered auto brand among new-car shoppers in Kelley Blue Books’ Market Intelligence Brand Watch study, and Ford was named top full-line automotive brand in the 2011 Harris Poll EquiTrend study.

“Our newest products are helping Ford to connect with customers beyond our traditional geographic areas of strength,” said Czubay. “In the first quarter, our largest retail sales increases were on the west coast and in the northeast with major contributions from the Fiesta and Edge. We believe the new Focus and Explorer will help us to achieve further growth in these and other key markets as even more customers look for fuel-efficient, high-quality vehicles with technology they truly value.”

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Note: The sales data included in this release and the accompanying tables are based largely on data reported by dealers representing their sales to retail and fleet customers.

About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford’s products, please visit www.ford.com.

Contact:	George Pipas
313.323.9216
gpipas@ford.com

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For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.
Follow at www.facebook.com/ford, www.twitter.com/ford or www.youtube.com/fordvideo1